EXHIBIT 3

                                 CRIIMI MAE INC.

                              ARTICLES OF AMENDMENT

                  CRIIMI MAE Inc., a Maryland corporation (the "Corporation"), having its principal office in Rockville, Maryland hereby certifies to the State Department of Assessments and Taxation of Maryland ("SDAT") that:

         FIRST:  The Charter of the Corporation is hereby amended as follows:

         A. The word "REIT" shall be inserted prior to the words "Ownership Limitation" in the heading to Article XI, Paragraph (B) of the Charter, so that such heading shall read as follows:

                  "(B)     "REIT Ownership Limitations."
                            --------------------------

         B. The lead in to Article XI, Paragraph (F) of the Charter shall be deleted in its entirety and the following shall be substituted in lieu thereof:

                  "(F) "Information for Corporation. Beginning with the NOL Restriction Termination Date (as defined in Article XI.A) and at all times thereafter but prior to the Restriction Termination Date:"

         C. The lead in to Article XI, Paragraph (M) of the Charter shall be deleted in its entirety and the following shall be substituted in lieu thereof:

                  "(M) "Legend. Each certificate for Capital Stock of the Corporation shall bear substantially the following legend from the NOL Restriction Termination Date to the Restriction Termination Date:"

         D. The following Article XI.A shall be inserted in full after Article XI of the Charter:

                                  "ARTICLE XI.A
                        ADDITIONAL RESTRICTION ON TRANSFER,
                    ACQUISITION AND REDEMPTION OF CAPITAL STOCK
                             TO PRESERVE TAX BENEFITS


        (A) Definitions. For purposes of this Article XI.A, the following terms shall have the following meanings:

                  1. "Entity" shall mean any corporation, estate, trust association, company, partnership, joint venture or similar organization and shall include an aggregation of similarly-situated entities.

                  2. "NOL Restriction Commencement Date" shall mean the date upon which the filing of the Articles of Amendment pertaining to "Article XI.A. Additional Restriction on Transfer, Acquisition and Redemption of Capital Stock to Preserve Tax Benefits" with the Maryland State Department of Assessments and Taxation becomes effective.

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                  3. "NOL Restriction Termination Date" shall mean the
         first day on which the Board of Directors determines that it is no longer in the best interests of the Corporation to restrict the transfer, acquisition or redemption of Capital Stock to preserve the net operating loss carryovers (the "NOL") to which the Corporation is entitled pursuant to the Code and the Treasury Regulations thereunder (and any successor regulations).

                  4. "Ownership Interest Percentage" shall mean the sum of an individual's or Entity's direct ownership interest in the Corporation as determined under Treasury Regulation Section 1.382-2T(f)(8) or any successor regulation and such individual's or Entity's indirect ownership interest in the Corporation as determined under Treasury Regulation Section 1.382-2T(f)(15) or any successor regulation, except that, for purposes of determining an individual's or Entity's direct ownership interest in the Corporation, any ownership interest held by such individual or Entity in the Corporation described in Treasury Regulation Section 1.382-2T(f)(18)(iii) or any successor regulation shall be treated as stock of the Corporation, and for purposes of determining an individual's or Entity's indirect ownership interest in the Corporation, Treasury Regulations Sections 1.382-2T(g)(2) and (3), 1.382-2T(h)(2)(iii) and (6)(iii) or any
         successor regulations shall not apply and any stock that would be attributed to such individual or Entity pursuant to the option attribution rule of Treasury Regulation Section 1.382-2T(h)(4) or any successor regulation, if to do so would result in an ownership change, within the meaning of Code Section 382(g) or any successor provision, shall be attributed to such individual or Entity without regard to whether such attribution results in an ownership change.

                  5. "Stock of the Corporation" shall mean shares of Capital Stock of the Corporation (other than stock described in Code
         Section 1504(a)(4) or any successor provision or stock that is not so described solely because it is entitled to vote as a result of dividend arrearages), including convertible stock.

                  6. "Convey" shall mean any means of transferring legal or beneficial ownership of shares of Stock of the Corporation, whether such means is direct or indirect, voluntary or involuntary, including, without limitation, the granting and transferring of options with respect to shares of stock or the transfer of ownership of any entity that owns shares of Stock of the Corporation.

                  7. "Transferee" shall mean any individual or Entity to whom the Stock of the Corporation is Conveyed.

         (B) Restrictions on Conveyance. In addition to the restrictions contained in Article XI, to preserve the NOL to which the Corporation is entitled pursuant to the Code and the Treasury Regulations thereunder (and any successor regulations), the following restrictions shall apply:

                  1. Beginning on the NOL Restriction Commencement Date and at all times thereafter but prior to the NOL Restriction Termination Date, unless approved by the Board of Directors, no individual or Entity other than the Corporation shall Convey any shares of Stock of the Corporation to any individual or Entity to the extent that such Conveyance, if

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         effective, would cause (a) the Ownership Interest Percentage of the
         Transferee or any other individual or Entity to equal five percent (5%) or more, or (b) any increase in the Ownership Interest Percentage of the Transferee or any other individual or Entity if the Ownership Interest Percentage of such Transferee or of such other individual or Entity equaled five percent (5%) or more before such Conveyance. Notwithstanding the foregoing, nothing in this Article XI.A shall prevent an individual or Entity from Conveying shares of Stock of the Corporation to any individual or Entity to the extent that such Conveyance, if effective, would cause an increase in the Ownership Interest Percentage of a public group of the Corporation, as defined in Treasury Regulation Section 1.382-2T(f)(13) or any successor regulation.

                  2. Any Conveyance of shares of Stock of the Corporation that would otherwise be prohibited pursuant to the preceding subparagraph shall nonetheless be permitted if information relating to a specific proposed transaction is presented to the Board of Directors and the Board determines, in its sole discretion, that such transaction will not jeopardize the NOL, based upon an opinion to that effect of the Corporation's outside tax advisors selected by the Board. Nothing in this subparagraph shall be construed as limiting or restricting the Board in the exercise of its fiduciary duties under applicable law.

         (C)      Attempted Conveyance in Violation of Restrictions.
                  -------------------------------------------------

                  1. Unless approval of the Board of Directors is obtained, any attempted or purported Conveyance of the shares of Stock of the Corporation in excess of the shares that could be Conveyed to the Transferee without restriction under Paragraph (B) of this Article
         XI.A is not and shall not be effective to Convey ownership of such excess shares (the "Prohibited Shares") to the purported acquirer thereof (the "Purported Acquirer"), who shall not be entitled to any rights as a shareholder of the Corporation with respect to the Prohibited Shares (including, without limitation, the right to vote or to receive dividends with respect thereto). All rights with respect to the Prohibited Shares shall remain the property of the individual or Entity who initially purported to Convey the Prohibited Shares (the "Initial Transferor") to the Purported Acquirer until such time as the Prohibited Shares are resold as set forth in subparagraphs (2) or (3) below. The Purported Acquirer, by acquiring ownership of any shares of Stock of the Corporation, following adoption of this Article XI.A, whether or not they are Prohibited Shares, shall be deemed to have consented to all of the provisions of this Article XI.A, and to have agreed to act as provided in the following subparagraph (2).

                  2. Upon demand by the Corporation, the Purported Acquirer shall Convey any certificate or other evidence of purported ownership of the Prohibited Shares within the Purported Acquirer's possession or control, along with any dividends or other distributions paid by the Corporation with respect to the Prohibited Shares that were received by the Purported Acquirer (the "Prohibited Distributions"), to an agent designated by the Corporation

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         (the "Agent").  If the Purported Acquirer has sold the Prohibited
         Shares to a protected purchaser (as such term is defined in Md. Code Ann., Com. Lawss.8-303 or any successor statute) in an arm's length transaction after purportedly acquiring them, the Purported Acquirer shall be deemed to have sold the Prohibited Shares as agent for the Initial Transferor, and in lieu of Conveying the Prohibited Shares and Prohibited Distributions to the Agent shall Convey to the Agent the Prohibited Distributions and proceeds of such sale (the "Resale Proceeds") except to the extent that the Agent grants written permission to the Purported Acquirer to retain a portion of the Resale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquirer pursuant to the following subparagraph
         (3) if the Prohibited Shares had been sold by the Agent rather than by the Purported Acquirer. Any purported Conveyance of the Prohibited Shares by the Purported Acquirer other than a Conveyance described in one of the two preceding sentences shall not be effective to Convey any ownership of the Prohibited Shares.

                  3. The Agent shall sell in an arm's length transaction (to the extent possible, on the principal national securities exchange, if any, on which the Corporation's stock is listed) any Prohibited Shares Conveyed to the Agent by the Purported Acquirer, and the proceeds of such sale (the "Sales Proceeds"), or the Resale Proceeds, if applicable, shall be allocated to the Purported Acquirer up to the following amount: (i) where applicable, the purported purchase price paid or value of consideration surrendered by the Purported Acquirer for the Prohibited Shares, or (ii) where the purported Conveyance of the Prohibited Shares to the Purported Acquirer was by gift, inheritance, or any similar purported Conveyance, the fair market value of the Prohibited Shares at the time of such purported Conveyance. Subject to the succeeding provisions of this subparagraph, any Resale Proceeds or Sales Proceeds in excess of the amount allocable to the Purported Acquirer pursuant to the preceding sentence, together with any Prohibited Distributions, shall be the property of the Initial Transferor. If the identity of the Initial Transferor cannot be determined by the Agent through inquiry made to the Purported Acquirer, the Agent shall publish appropriate notice (in the Wall Street Journal, if possible) for seven (7) consecutive business days in an attempt to identify the Initial Transferor to transmit any Resale Proceeds or Sales Proceeds or Prohibited Distributions due to the Initial Transferor pursuant to this subparagraph. The Agent may also take, but is not required to take, other reasonable actions to attempt to identify the Initial Transferor. If after ninety (90) days following the initial publication of such notice the Initial Transferor has not been identified, any amounts due to the Initial Transferor pursuant to this subparagraph may be paid over to a court or government agency, if applicable law permits, or otherwise shall be Conveyed to any entity designated by the Corporation that is described in Code Section 501(c)(3) to the extent that such Conveyance would not be considered a Conveyance of ownership of the underlying shares of Stock of the Corporation for purposes of Code Section 382 and the Treasury Regulations thereunder (and any successor regulations). In no event shall any such amounts due to the Initial Transferor inure to the benefit of the Corporation or the Agent, but such amounts may be used to cover expenses (including but not limited to the expenses of publication) incurred by the Agent in attempting to identify the Initial Transferor.

         (D) Prompt Enforcement Action Against Purported Acquirer. Within forty-five (45) days of learning of a purported Conveyance of the Prohibited Shares to a Purported Acquirer, the Corporation through its Secretary shall demand that the Purported Acquirer surrender to the Agent the certificates representing the Prohibited Shares, or any Resale Proceeds, and any Prohibited Distributions, and if such surrender is not made by the Purported Acquirer within forty-five (45) days from the date of such demand the Corporation shall (unless otherwise directed by the Board of Directors) institute legal proceedings to compel such Conveyance; provided, however, that nothing in this Paragraph (D) shall preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand, and also provided that the failure of the Corporation to act within the time periods set out in this Paragraph (D) shall not constitute a waiver of any right of the Corporation to compel any Conveyance required by Paragraph (C)1. hereof.

         (E) Additional Actions to Prevent Violation or Attempted
Violation. Upon a determination by the Board of Directors that there has been or is threatened a purported Conveyance of Prohibited Shares to a Purported Acquirer, the Board of Directors may take such action in addition to any action required or permitted by these Articles as it deems advisable to give effect to the provisions of this Article XI.A, including without limitation, refusing to give effect on the books of the Corporation to such purported Conveyance or instituting proceedings to enjoin such purported Conveyance.

         (F) Information for Corporation. Beginning with the NOL
Restriction Commencement Date and at all times thereafter, every individual or Entity with an Ownership Interest Percentage of more than 3.0% (or such other percentage, between 0.5% and 5.0%, as provided in the Treasury Regulations promulgated under the Code or any successor regulations) of the aggregate value of outstanding shares of Capital Stock of the Corporation shall, within thirty
(30) days after January 1 of each year (or within such shorter period as may reasonably be requested by the Corporation), give written notice to the Corporation stating the name and address of such individual or Entity, the number of shares of Capital Stock of the Corporation owned and the class or series of which such shares are a part, and a description of how such Capital Stock is held. Each such individual or Entity shall provide to the Corporation such additional information as the Corporation may reasonably request in order to determine the effect, if any, of such ownership on the Corporation's NOL.

         (G)      Further Actions.
                  ---------------

                  1. Nothing contained in this Article XI.A shall limit the authority of the Board of Directors to take such action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and the interests of the holders of its securities in preserving the NOL. The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by Bylaw, resolution or otherwise, regulations and procedures not inconsistent with the provisions of this Article XI.A for determining whether any acquisition of the Corporation's stock would jeopardize the Corporation's ability to preserve and use the NOL, and for the orderly application, administration and implementation of the provisions of this Article XI.A. Such procedures and regulations shall be kept on file with the Secretary of the Corporation and, upon written request, shall be made available for inspection by and mailed to any holder of the Corporation's Capital Stock.

                  2. Without limiting the generality of the foregoing, the Board of Directors may (i) modify the Ownership Interest Percentage in the Corporation specified in subparagraph (B)(1) of this Article XI.A, or (ii) modify the definitions of any terms set forth in this
         Article XI.A; provided that the Board of Directors shall determine in writing that such acceleration, extension, change or modification is in the best interests of the Corporation and its shareholders and, based upon an opinion of counsel of the Corporation, that such acceleration, extension, change or modification is reasonably necessary or desirable to preserve the NOL under the Code and the Treasury Regulations thereunder (including, without limitation, as a result of the amendment of applicable Code provisions or Treasury Regulations or interpretation of such provisions by the judiciary or the Internal Revenue Service) or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the NOL, which determination shall be filed with the Secretary of the Corporation and mailed by the Secretary to all shareholders of the Corporation within ten (10) days after the date of any such determination.

                  3. Notwithstanding any provision in this Article XI.A, the Board of Directors shall not limit the Ownership Interest Percentage of a public group of the Corporation, as defined in Treasury Regulation Section 1.382-2T(f)(13) or any successor regulation.

         (H) Severability. Any provision in this Article XI.A which is prohibited or unenforceable under Maryland law shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Article XI.A and of these Articles.

         (I)      Stock Certificates.
                  ------------------

         1. Each certificate for Capital Stock of the Corporation shall bear substantially the following legend from the NOL Restriction Commencement Date to the NOL Restriction Termination Date, unless the Restriction Termination Date occurs prior to the NOL Restriction Termination Date and then each certificate for Capital Stock of the Corporation shall bear substantially the legend provided in Clause 2 below:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOR, AMONG OTHER THINGS, THE PURPOSE OF THE CORPORATION'S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, OR ANY SUCCESSOR STATUTE. EXCEPT AS OTHERWISE PROVIDED PURSUANT TO THE CHARTER OF THE CORPORATION, NO PERSON (UNLESS SUCH PERSON IS AN EXISTING HOLDER) MAY BENEFICIALLY OWN CAPITAL STOCK OF THE CORPORATION (WHICH INCLUDES OWNERSHIP BY ATTRIBUTION AS WELL AS DIRECT OWNERSHIP) IN EXCESS OF THAT NUMBER OF SHARES OF CAPITAL STOCK OF THE CORPORATION WHICH EQUALS 9.8% (OR SUCH GREATER PERCENTAGE AS MAY BE DETERMINED BY THE BOARD OF DIRECTORS OF

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         THE CORPORATION) OF THE LESSER OF (A) THE NUMBER OF OUTSTANDING SHARES
         OF CAPITAL STOCK OF THE CORPORATION AND (B) THE VALUE OF OUTSTANDING SHARES OF CAPITAL STOCK OF THE CORPORATION. ANY PERSON WHO ATTEMPTS OR PROPOSES TO BENEFICIALLY OWN CAPITAL STOCK OF THE CORPORATION IN EXCESS OF THE ABOVE LIMITATIONS MUST NOTIFY THE CORPORATION IN WRITING AT LEAST FIFTEEN (15) CALENDAR DAYS PRIOR TO SUCH PROPOSED OR ATTEMPTED TRANSFER. ALL ITALICIZED TERMS IN THIS LEGEND HAVE THE MEANINGS SET FORTH IN THE CHARTER OF THE CORPORATION, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER, WILL BE SENT WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS. IF THE RESTRICTIONS ON TRANSFER ARE VIOLATED, THE TRANSFER WILL BE VOID AB INITIO AND THE SECURITIES REPRESENTED HEREBY WILL BE DESIGNATED AND TREATED AS EXCESS STOCK WHICH WILL BE HELD IN A SPECIAL TRUST.

         IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON CONVEYANCE FOR, AMONG OTHER THINGS, THE PURPOSE OF PRESERVING THE CORPORATION'S NOL UNDER SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, OR ANY SUCCESSOR STATUTE. EXCEPT AS OTHERWISE PROVIDED PURSUANT TO THE CHARTER OF THE CORPORATION, NO INDIVIDUAL OR ENTITY SHALL CONVEY ANY SHARES OF THE CAPITAL STOCK OF THE CORPORATION IF SUCH CONVEYANCE WOULD CAUSE (A) THE Ownership Interest Percentage of the Transferee or any other individual or Entity to equal five percent (5%) or more, or (b) any increase in the Ownership Interest Percentage of the Transferee or any other individual or Entity if the Ownership Interest Percentage of such Transferee or of such other individual or Entity equaled five percent (5%) or more before such Conveyance.

         2. Each certificate for Capital Stock of the Corporation shall bear substantially the following legend from the Restriction Termination Date to the NOL Restriction Termination Date:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON CONVEYANCE FOR, AMONG OTHER THINGS, THE PURPOSE OF PRESERVING THE CORPORATION'S NOL UNDER SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, OR ANY SUCCESSOR STATUTE. EXCEPT AS OTHERWISE PROVIDED PURSUANT TO THE CHARTER OF THE CORPORATION, NO INDIVIDUAL OR ENTITY SHALL CONVEY ANY SHARES OF THE CAPITAL STOCK OF THE CORPORATION IF SUCH CONVEYANCE WOULD CAUSE (A) THE Ownership Interest Percentage of the Transferee or any other individual or Entity to equal five percent (5%) or more, or (b) any increase in the Ownership Interest Percentage of the Transferee or any other individual or Entity if the Ownership Interest Percentage of such Transferee or of such other individual or Entity equaled five percent (5%) or more before such Conveyance.

         (J) NYSE Settlements. Nothing in this Article XI.A shall preclude the settlement of any transactions entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated interdealer quotation system; provided, that the fact that the settlement of any transaction takes place shall not negate the effect of any other provision of this Article XI.A and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this
Article XI.A."

         SECOND. At a meeting duly called and held on March 12, 2002, the Board of Directors of the Corporation approved a resolution declaring advisable the amendments to the Charter of the Corporation made herein and directing the matter be submitted to the stockholders of the Corporation for approval. The stockholders of the Corporation approved the amendments to the Charter of the Corporation made herein at a meeting duly called and held on May 14, 2002.

         THIRD. These Articles of Amendment do not increase the authorized stock of the Corporation or the aggregate par value of such authorized stock.

         FOURTH. These Articles of Amendment shall become effective when the SDAT accepts the Articles of Amendment for record.


                    [The next page is the signature page]

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                  IN WITNESS WHEREOF, CRIIMI MAE Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President/General Counsel and attested by its Assistant Secretary on May 14, 2002.


                                          CRIIMI MAE INC.




                                          BY:  /s/Mark A. Libera
                                               ------------------------------
                                               Mark A. Libera
                                               Vice-President/General Counsel

ATTEST:



BY:  /s/Susan B. Railey
     -----------------------
     Assistant Secretary
     Susan B. Railey


         THE UNDERSIGNED, Vice President/General Counsel of CRIIMI MAE Inc., who executed on behalf of said Corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles of Amendment to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.



                                                /s/Mark A. Libera
                                                ------------------------------
                                                Mark A. Libera
                                                Vice-President/General Counsel